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                                                                    EXHIBIT 12.1


                   CHEVY CHASE PREFERRED CAPITAL CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
               --------------------------------------------------

    For the Period from Inception (November 5, 1996) through December 31, 1996
                         (in thousands, except ratio)


                Net income                              $1,832

                Fixed charges                                -
                                                        ------
                Earnings before fixed charges           $1,832
                                                        ======

                Fixed charges, as above                 $    -

                Preferred stock dividend requirements    1,254
                                                        ------
                Fixed charges including preferred
                   stock dividends                      $1,254
                                                        ======
                Ratio of earnings to fixed charges
                   and preferred stock dividend
                   requirements                            1.46